Exhibit 10.2

Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019

July 7, 2006

Nicholas J. Rossettos
449 West 56th Street
Apartment 7D
New York, NY 10019

Dear Nick:

As we have discussed, this letter agreement (the “Agreement”) sets forth the substance of the terms of your separation from Manhattan Pharmaceuticals, Inc. (the “Company”).

1.
Separation from Employment. You and the Company mutually agree that the final date of your employment with the Company will be July 10, 2006 (the “Separation Date”). This further confirms that, effective as of the Separation Date, you have resigned all of your offices of the Company and its subsidiaries.

2.
Post-Termination Date Compensation. This further confirms that, consistent with Section 9(d)(i) of your Employment Agreement dated January 3, 2005 (the “Employment Agreement”), the Company will continue to pay your annualized Base Salary (as that term is defined in the Employment Agreement) stated in such agreement until January 3, 2007. These payments will be made in equal installments at the times of the Company’s regular paydays and will be subject to applicable income tax withholdings and other legally required deductions. As provided in the Employment Agreement, however, such compensation may be offset against any amounts otherwise received by you from any employment from the Separation Date to January 3, 2007; provided, however, that in no event shall the Company have the right to recover or offset any amounts paid to you pursuant to this paragraph for any period prior to the commencement of new employment or for the period following January 3, 2007. As a condition to the Company paying the compensation described in this paragraph for the period following the Separation Date, you agree to send monthly correspondence (by email transmission to the attention of Douglas Abel, or such other representative as the Company may hereafter indicate) attesting to the Company your then-current employment status and all amounts earned from any such employment.

3.
Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings.

4.
Benefits. After the Separation Date and continuing through January 3, 2007, you will be entitled to continue receiving from the Company the employee benefits for which you are currently eligible on the same terms as such benefits are currently being provided to you. However, the Company shall have no obligation to continue providing benefits to you to the extent you are eligible to receive comparable benefits from a subsequent employer. Except as expressly provided in this Agreement or your Employment Agreement, you will not receive any additional benefits after the Separation Date, with the sole exception: a) of any benefit to which you have a vested right under the terms of a written, ERISA-qualified benefit plan (e.g., 401(k) plan, stock option plan) , b) any and all rights to indemnification pursuant to Delaware law and the Company’s Certificate of Incorporation and Bylaws, and c) rights as an insured under any Company insurance policy, including but not limited to, Directors and Officers liability insurance policy.

5.
Employment-Related Expense Reimbursements. Within ten (10) days after the Separation Date, you shall submit your final, documented expense reimbursement statement reflecting all business expenses you incurred in connection with your employment through the Separation Date for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.
Return of Company Property. You agree to return to the Company, on or before the end of the Separation Date, all documents of the Company (and all copies or reproductions thereof) and all other Company property in your possession or control, including, but not limited to, all files, notes, memoranda, correspondence, agreements, drawings, records, plans, forecasts, reports, proposals, studies, analyses, financial information, operational information, personnel information, investor information, research and development information, computer-recorded information, tangible property and equipment (including, but not limited to, computers and cellular phones), credit cards, entry cards, identification badges and keys; and any materials or medium of any kind which contain or embody any proprietary or confidential information of any Company (and all reproductions thereof, in whole or in part).

7.
Proprietary Information Obligations. You acknowledge that Section 5 (relating to confidentiality and inventions) and Section 6 (non-competition and non-solicitation) of your Employment Agreement will survive the Separation Date and continue in full force and effect.

8.
Nondisparagement. You agree not to disparage the Company and its officers, directors, members, partners, managers, employees, shareholders, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.
Acts Necessary To Effect This Agreement. You and the Company agree to execute any instruments or agreements (or amendments thereto), or perform any other acts that are or may become, necessary to effect and carry out the transactions contemplated by this Agreement.

10.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by any Company Affiliate to you or to any other person, and that the Company make no such admission.

11.	Miscellaneous.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, in whole or in part, such invalidity, illegality or unenforceability will not affect any other provision, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible under applicable law.

(b) Waiver. Any waiver of any breach of any provision of this Agreement shall be in writing, and the waiving party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(c) Entire Agreement. This Agreement and the Employment Agreement, including their respective exhibits, constitutes the final, complete, and exclusive embodiment of the entire agreement between you and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, or representation, written or otherwise, between you and any of the Company with regard to this subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Employment Agreement, this Agreement shall govern; provided, however, that to the extent not inconsistent with this Agreement, the Employment Agreement shall continue in full force and effect. This Agreement is entered into without reliance on any agreement, promise, or representation, written or oral, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a written agreement signed by you and me.

(d) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

(e) Headings and Construction. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the written consent of the Company, which shall not be unreasonably withheld.

(g) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of New York as applied to contracts made and to be performed entirely within the State of New York.

If this Agreement is acceptable to you, please sign this Agreement and return the originals to me.

I wish you the best in your future endeavors.

Sincerely,

Manhattan Pharmaceuticals, Inc.

By:  /s/ Douglas Abel
Douglas Abel
President & Chief Executive Officer

Accepted And Agreed:

/s/ Nicholas J. Rossettos
Nicholas J. Rossettos

Date: July 7, 2006